Exhibit 3.16
CERTIFICATE OF
LIMITED PARTNERSHIP
OF
WESTPOWER — BECKLEY, L.P.
     This Certificate of Limited Partnership of Westpower — Beckley, L.P. (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited partnership Act.
1.	The name of the partnership is:

Westpower — Beckley, L.P.

2.	The address of the registered office of the Partnership in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The Partnership’s registered agent at that address is The Corporation Trust Company.

3.	The name and business address of the general partner is: Westmoreland — Beckley, Inc., c/o Westmoreland Coal company, 700 The Bellevue, Broad Street, Philadelphia, PA 19109.
     IN WITNESS WHEREOF, the undersigned, being the sole general partner of the partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 15th day of March, 1989.

WESTMORELAND — BECKLEY, INC., as general partner
By:	/s/ R. Page Henley
Title: Vice President